Exhibit 99.1
CB&I
Moderator: Philip Asherman
October 28, 2008/500 PM ET

CHICAGO BRIDGE & IRON COMPANY N.V.
THIRD QUARTER EARNINGS CONFERENCE CALL
5:00 PM Eastern Time
Tuesday, October 28, 2008
Moderator: Philip Asherman

CB&I
Moderator: Philip Asherman
October 28, 2008/500 PM ET

OPERATOR:	Good afternoon. I will be your OPERATOR today.

At this time, I would like to welcome everyone to the CB&I Third Quarter Earnings Conference Call. All lines have been placed on mute to prevent any background noise.

After the speakers’ remarks, there will be a question-and-answer session. If you would like to ask a question during this time, simply press Star then the Number 1 on your telephone keypad. If you have already done so, please press the Pound sign now. Then press Star-1 again to ensure your question is registered. If you would like to withdraw your question, press the Pound key.

Before beginning today’s call, the company would like to caution you regarding forward-looking statements. Any statements made or discussed today that do not constitute or are not historical facts, particularly comments regarding the company’s future plans and expected performance, are forward-looking statements that are based on assumptions the company believes are reasonable, but are subject to a range of uncertainties and risks that are summarized in the company’s press release and SEC filings.

While forward-looking statements represent management’s best current judgment as to what may occur in the future, the actual outcome or results may differ materially from what is expressed or implied in any statement.

Now I would like to turn the call over to Mr. Philip Asherman, President and CEO of CB&I.

PHIL ASHERMAN:	Thank you, Stephanie.

Good afternoon. With me is Ron Ballschmiede, CB&I’s Chief Financial Officer. After our remarks, we will open the call for your questions. Also, as in our pre-earnings last week, we will be referencing the slides we

CB&I
Moderator: Philip Asherman
October 28, 2008/500 PM ET

have prepared for this discussion.

Today’s agenda, during this call, we will be focusing on these items, our end markets, some discussion around our new awards this quarter and looking forward, project backlog, our third quarter 2008 financial overview, and some summary remarks. And certainly, we will, as descriptively as possible, share our views on business going forward.

Clearly, the pace of new projects, our confidence in maintaining our outlook going into next year in light of current economic pressures, and the volatility of oil and gas prices is at the forefront of investor concerns. As we presented in our pre-earnings call, we have analyzed our prospects well into next year and can again affirmatively state that there is no indication of major project cancellations or delays due to the current conditions in the credit markets or as a result of the falling price of crude.

This is not a statement on global markets as a whole, but only from our specific perspective on projects that we see and on which we will be basing next year’s plan in relation to our three-year outlook for the segments in the energy infrastructure market that we serve.

As I mentioned in the last call, nearly 70 percent of new projects we have identified next year are with international oil companies who fund capital expenditures on their balance sheets and national owners who rarely rely on outside financing, and whose national strategic interests aren’t necessarily tied to typical return on invested capital hurdles.

We have also seen increased stability in the supply markets, nickel, plate, steel, pipe, fabricated components, other commodities, bulk materials and equipment, while not returning to pre-2005 pricing are likely to maintain current levels at least through mid 2009.

We did see last year and reported to you some pressure on a U.S. refining business from oil prices increased, increasing capital costs due to labor and

CB&I
Moderator: Philip Asherman
October 28, 2008/500 PM ET

material prices, and more importantly, decreased consumption in the U.S. This change was already baked into our forecast, and looking ahead, we don’t envision any relevant change in that outlook, except as it may pertain to independent producers and development projects, neither of which plays a significant part of our sales forecast.

New awards for the quarter total over $700 million spread over 100 new projects, across all region and industry segments, primarily in technology, energy processes, and steel plate structures.

Of particular note is our recent award of additional nuclear containment vessels for Westinghouse for new plants planned in the Southeastern United States.

Also, our Lummus Technology Group was awarded the license and basic engineering utilizing proprietary technology for a propane dehydrogenation plant in Yanbu, Saudi Arabia, and technology licenses and technology licenses and basic engineering for a major grass-roots petrochemical complex for Ibn Rushd in India.

We also announced a letter of intent and joint venture with WorleyParsons and Aker Solutions for the FEED and design services contract for Kashagan in Kazakhstan to develop the world’s largest oil field discovery in the past 30 years, which is located in the Caspian Sea and which is estimated to contain 12 to 15 billion barrels of recoverable reserves. The owner is a consortium of ENI, Shell, ExxonMobil, ConocoPhillips, and other investors.

I mention these awards specifically not because of material impact on this quarter’s new award values, but certainly as representative of continuing investment in technology and engineering for what will be major projects in the next few years.

As you can see from this slide, Quarter 4 was critical to our new awards forecast for the year, but the risk of acquiring this work this year is more about timing than loss or cancellation.

CB&I
Moderator: Philip Asherman
October 28, 2008/500 PM ET

We hope to have another nuclear order before year’s end, in addition to this latest order for Westinghouse. We have had a number of FEED projects in the U.S. which are scheduled to convert to engineering, procurement, and construction, or engineering, procurement, and fabrication contracts, before the end of the year, and certainly a substantial number of smaller jobs as we have experienced in this quarter.

But the big component of this year’s new awards is the reimbursable contract for the Refineria de Cartagena, or REFICAR, which we have previously discussed as a major part of this back-ended loaded forecast. We expect to be completed with preliminary engineering and enter into a contract with full release by early December.

The project is a joint venture of Glencore and Ecopetrol, the Colombian refining company, in which Glencore is the majority shareholder of the refinery. This refinery is one of two refineries in Colombia and the only one with ocean access. It is considered to be vital to the continued economic growth in that country and considered as a strategic investment, where the majority of the upgraded refinery’s output will be placed in Latin America.

The motor fuel pool is diesel-driven, and this refinery will have a max diesel configuration, which means it will not rely exclusively on the U.S. or European markets. This project will be a multi-billion-dollar investment by these owners, and we will have the prime contract, working with a named consortium partner who will also execute a major component of the project, and certainly, there is every reason to anticipate the award this quarter and meet our guidance of $6.5 billion.

Turning to the backlog, as you can see, no real surprise, except some impact from timing of these new back-end, new awards, which we had expected in third quarter, but should result in an estimated backlog at year’s end of $8 billion.

We continue to have a broad diversity within the entire energy project spectrum

CB&I
Moderator: Philip Asherman
October 28, 2008/500 PM ET

with over half of our revenue coming from outside the United States. As previously reported, this mixes roughly 40 to 45 percent from LNG projects, for liquefaction, regassification, and peak shavers; 30 to 35 percent from a variety of projects generally identified as energy processes, but include engineering, procurement, and construction, or engineering, procurement, and fabrication for refining, upgrades, and expansions, engineering and procurement for offshore platforms, FPSO top-side design, and downstream petrochemicals.

The other 30 to 35 percent is in steel plate structure, which includes flat bottom tanks, tank farms, and crude oil terminals, as well as a storage project for a variety of energy and natural resource companies.

We see this mix continuing with our growing technology business, which certainly contains most smaller projects combined several large projects such as Cartagena and potential opportunities in the Middle East, particularly for steel plate structures.

I will be happy to answer your questions on either projects listed or in others, but we have reported in detail during the pre-earnings call on the current status of the U.K. projects and other major projects, including those operations impacted by Hurricane Ike.

Ron will mention in a second, the backlog overall, excluding the U.K. projects, and including projects such as Peru LNG and Chile as performing extremely well.

So I will let Ron go into the financial overview. Ron?

RON BALLSCHMIEDE:	Thanks, Phil, and good afternoon, everyone.

With Phil’s overview of our major markets and project activity, let me take you through the financial information for the quarter.

Our revenues for the quarter are $1.6 billion. We’re up 33 percent over the third

CB&I
Moderator: Philip Asherman
October 28, 2008/500 PM ET

quarter of 2007. The growth reflects approximately $280 million of revenue from Lummus and organic CB&I revenue growth of 9 percent, or approximately $110 million.

The Lummus revenue is split $111 million for Lummus Technology, which is reported as a separate segment, and approximately $170 million for CB&I Lummus, which is embedded in our EAME Region.

I would also note that the strengthening U.S. dollar and Hurricane Ike had a negative impact on our third quarter revenues of over $50 million, reducing our revenue growth by about 5 percent.

Income from operations was $52 million for the quarter, compared to $72 million in the third quarter of 2007.

As we discussed in our pre-announcement call on October 16th, the second quarter includes an additional charge of $86 million, or $0.85 a share, for forecasted cost overruns associated with our two major LNG projects in the U.K. We have not had any significant changes around these projects since that time.

Also impacting the quarter were the costs associated with Hurricane Ike. We have previously reported that we expect these costs to total $6 million to $8 million, or $0.04 to $0.06 per share for the year, about two-thirds of which is in the third quarter.

An important indicator of the strength of the balance of our backlog is the operating performance of our projects around the world other than our two LNG projects in the U.K. That work produced a gross profit and operating income of 12 percent and 8.8 percent respectively, both high water marks over the past four years.

I will make some comments around our segment and quarterly results in a minute.

CB&I
Moderator: Philip Asherman
October 28, 2008/500 PM ET

I would like to point out that the 10.5-to-12.5 gross profit range, which we have spoken to historically, remains consistent with our new award and backlog expectations, and, of course, our actual quarterly results will vary based upon the mix and timing of our projects.

Moving down the income statement, our net interest expense for the quarter totaled $3.6 million, favorable to our expectations by a couple million dollars, reflecting better-than-anticipated cash flow for the period. We would expect our net interest expense for the year to be in the $14-million range.

Our tax expense for the quarter totals $37.8 million. As I mentioned in our October call, we were unable to record a tax benefit of approximately $20 million relating to our third quarter U.K. charge. Absent this issue, our tax rate would have approximated 32 percent, consistent with our first half tax rate.

The summation of all that result in a net income for the quarter of $9 million and earnings per share of $0.09.

One last comment on this slide, Phil spoke to our third quarter backlog of $6.2 billion. I would add that while our company generally benefits from the stronger U.S. dollar, the collective weakening of the Australian, Canada, Euro, and U.K. currencies reduced our backlog by over $300 million in the quarter.

While the income effect is minimal going forward, the currency impact is an important metric to understand the movement of our backlog, period to period.

As I mentioned earlier, our revenue growth for the period total 33 percent, including the Lummus acquisition. Significant geographic segment revenue changes would include our EAME and our CSA Regions.

EAME revenues increased $120 million, reflecting Lummus revenues of $170 million and increased revenues in the region of $30 million for principally steel plate structure work in the Middle East. These increases were offset by a

CB&I
Moderator: Philip Asherman
October 28, 2008/500 PM ET

reduction of revenues in our U.K. LNG projects of around $80 million, reflecting the approaching completion of these projects. The CSA increase reflects the increased revenue of our Peru and LNG projects.

With the exception of the U.K. project performance in the EAME region, income from operations for each segment performed at or better than our expectations.

CSA’s operating improvement reflects the higher LNG revenues and also the effect of favorably resolved change orders for other projects in the region.

The Asia Pacific decline year over year reflects lower revenues in the quarter and the mix of our lump-sum work and cost reimbursable work in the region.

Finally, our Lummus Technology business had another strong quarter in each of its business lines reporting revenue and operating income of $111 million and $27 million, respectively. The success in licensing and catalyst sales for the various refining technologies has elevated equity income earnings from its two joint ventures to $12 million for the quarter and $34 million thus far in 2009. We continue to expect 2008 equity earning from our joint ventures to be $35 million to $40 million for the year.

You likely noted that we reduced our full-year revenue guidance range by $200 million. This reduction is a result of the revenue deferral of approximately $100 million relating to our Golden Pass project where, as we previously discussed, we continue to assess the effects of Hurricane Ike and replan the job. Also, reducing our revenue is about $100 million impact from the strengthening U.S. dollar.

Now a few comments on our cash and debt. We ended the quarter with a cash balance of $242 million, down from $306 million at the beginning of the year. Our debt remains at $200 million, reflecting the borrowings arising from the Lummus acquisition. Significant cash outflows for the nine months include share repurchases of over $76 million and capital expenditures of $82 million.

Our investment and contract capital reflecting the combined balances of our

CB&I
Moderator: Philip Asherman
October 28, 2008/500 PM ET

receivables, contracts in process, and accounts payable stands at a negative $900 million at the end of the quarter, compared to $676 million at the beginning of the year.

We continue to work hard at getting our contracts structured correctly to allow for positive cash contracts, whether it is a cost reimbursable or lump-sum job. The increase of about $230 million results from the accrual of the additional U.K. project cost, which will be primarily spent in the fourth quarter, and also improvements in our Lummus-related working capital levels from those that we acquired.

Certainly, our challenging U.K. LNG projects have been an appropriate focus point of our recent performance, and as we have described previously, we are working hard to achieve critical milestones on both projects in the fourth quarter.

While certainly the performance of these projects cannot be overlooked, we believe it is important to also focus on the performance of the balance of our work around the world. You will see that breakdown on this chart. Certainly, we look forward to having only one color on this slide in the future.

In light of the current financial market turmoil, we thought it appropriate to reemphasize our financial strength and liquidity. Our cash balance continues to exceed our debt of $200 million. Our bank lines remain in place and have the necessary flexibility and availability around the globe to take advantage of the global market for our services.

Phil?

PHIL ASHERMAN:	Thank you, Ron.

Just in summary for that portion of the presentation, as the slide says, we certainly have confidence in our end markets. We have seen no cancellation of projects in our backlog, and we have confidence in the projects we are forecasting for the remainder this year and throughout next, strong backlog

CB&I
Moderator: Philip Asherman
October 28, 2008/500 PM ET

performance, excluding certainly the U.K. projects, but certainly performance on projects well above what we have historically averaged.

As Ron said, our credit facilities are intact and no significant direct financial impact from Ike, as we described in our last call.

Now we will open it up to your questions.

OPERATOR:	At this time, I would like to remind everyone in order to ask a question, please press Star, then the Number 1 on your telephone keypad. We will pause for just a moment to compile the Q&A roster.

Your first question comes from the line of Barry Bannister with Stiefel Nicolaus.

PHIL ASHERMAN:	Hello, Barry.

BARRY BANNISTER:	Hi. Just in the more recent time since our last call and with respect to the weather at South Hook, is it progressing on a day-by-day basis, in line with plans?

PHIL ASHERMAN:	As you know and as we have discussed, Barry, the schedule on South Hook is contingent on meeting, really, daily activities, as opposed to any longer range forecast, and we have had some improvement on the weather, considering the time of year. And as we noted in our last call, we suffered from schedule slippage due to a major subcontractor we had to replace who defaulted, as well as I think around 45 weather days we experienced last quarter. So we are recovering from all that. We are making progress, and right now, we don’t see any change in that.

BARRY BANNISTER:	And on the Golden Pass, presumably Hurricane Ike was a force majeure event, but what are the scenarios in which there could be a diminution of the margin or additional costs that you as a fixed-price contractor might have to bear?

PHIL ASHERMAN:	Well, right now, our position is the cost that we have to bear is the cost of our

CB&I
Moderator: Philip Asherman
October 28, 2008/500 PM ET

insurance premiums, and right now, any work that is being done out there is being done on a work order, cost reimbursable basis. We have not reset the bar. We are still assessing the damage, and we are looking at warranties, equipment that has to be replaced and repaired, as you can imagine, a tremendous amount of work just to assess what is needed to be done to make the plant move forward.

And we are assessing in terms of schedule impact, but a lot of the materials, for example, that will have to be replaced have substantially longer lead items now, simply because of the cycle. So we are in assessment right now.

I would hate to speculate on where that is all going to end up, but again, the only cost right now we are experiencing are costs which we are getting reimbursed for.

BARRY BANNISTER:	Okay. Thank you.

PHIL ASHERMAN:	All right.

OPERATOR:	Your next question comes from the line of Graham Madison with Lazard Capital Markets.

PHIL ASHERMAN:	Hello, Graham.

GRAHAM MATTISON:	Hi. Good afternoon, guys.

I just want to touch on Canada and get your outlook for work up there, and more specifically, just recently, Suncor announced it was going to cut back on its CAPEX. How do you see that impacting your work up there, and is there any potential pushout for projects you have underway there?

PHIL ASHERMAN:	Well, I won’t speculate. We have not seen that, and the information we have certainly in our backlog, Suncor, when they began that program, I believe had announced publicly around a $20 billion investment. I think some of the

CB&I
Moderator: Philip Asherman
October 28, 2008/500 PM ET

investors are taking a bit more modest view on looking at their investments going forward.

A lot of that has to do, obviously, with oil prices and on their own economics, plus increasing labor costs and availability of labor. So there is a lot of variables associated with what we see in that market in Canada related to and also external to some of these financial issues that the rest of the market has experienced. So we’ll see.

Our work, though, is primarily in the fabrication and installation of vessels and tanks. We have not seen any delay on that. We provide our labor, again, on a rate basis, reimbursable basis. So we don’t have expenditures out there or exposure necessarily in those projects, but we haven’t seen any major slowdowns, at least on our work. $20 billion, our piece of that is a very small component.

GRAHAM MATTISON:	All right, great. But if you look around the world in terms of areas that you think might slow, given the overall macro outlook, is there any one area that you’re most concerned about looking at?

PHIL ASHERMAN:	We talked about and I mentioned in my comments just now about the U.S. refining market. We saw some pressure on that market — and we talked about it at the beginning of the year — due primarily to decreasing consumption, as well as the cost of crude and the increased capital cost of projects, both in labor and materials and major equipment.

We still feel there will be some pressure on that market. We have already baked that into our forecast going forward, but we will probably see that continue. But again, except for independent producers and developers, I don’t see any relevant or material change to what we have already said.

On the opposite side of that equation, when you look in the Middle East and the capital expenditures associated with major refining, grass-root refineries, and expansions as well as LNG, it is a tremendous amount of capital expenditure that is still being planned. Again, when we look at major prospects going into

CB&I
Moderator: Philip Asherman
October 28, 2008/500 PM ET

next year, we have not seen any of those projects at risk.

In other parts of the world, the LNG market in China has been slowing down prior to the financial crisis, but for other reasons, mainly to do with supply of natural gas to China. But we just finished one LNG regassification facility in Fujian, as you know, and we expect to contract some expansion work on that same facility going into next year.

We see other LNG facilities and regas facilities being planned in India and Singapore and a variety of places, but as said by most of the major oil companies that have come out with some comments that I quoted on the slides, we have not seen or have been announced any backing away from the capital expenditures for those areas in which we would be involved.

GRAHAM MATTISON:	Okay, great. I will jump back in queue. Thank you very much.

PHIL ASHERMAN:	Okay. Thank you.

OPERATOR:	Your next question comes from the line of Andy Kaplowitz with Barclays Capital.

PHIL ASHERMAN:	Hello, Andy.

ANDY KAPLOWITZ:	The 10.3 percent margins that you reported in Central and South America, you mentioned that, you know, you had some change orders in there and what have you. Can you tell us — I think you said this on the last call, that Peru is now in full construction, and so I am wondering how much of that margin is the change orders, and how much of that is sort of Peru doing pretty well?

RON BALLSCHMIEDE:	Oh, I think everything in CSA is doing pretty well. I think the blip up above a double-digit operating percent is what I was trying to address.

If you look back at our first quarter and second quarter, you would have seen a run rate in the 8 percent operating income level. That is pretty normal for that part of the world, with that mix, and both Peru and Chile have been going pretty

CB&I
Moderator: Philip Asherman
October 28, 2008/500 PM ET

full speed for most of the year. So nothing unusual in the third quarter other than the variety of other projects in the quarter did have an uptick around resolving and signing some change orders. That is not too unusual for us, other than when they all hit on the up side, you tend to tick that number up above 10.

So my comments were designed to explain why that 10 is a little bit more than the average of somewhere in the 8-to-9-percent range.

PHIL ASHERMAN:	Probably, a good way to describe the work in South America, Andy — and I think you are fairly familiar — there’s probably two tranches to that. One is our core legacy CB&I business which has historically operated a pretty good margin performance over the years. It’s a smaller piece of work, but certainly very meaningful. I think year in, year out, it is probably a couple hundred million dollars of revenue.

Then, of course, the large liquefaction and regas facilities, which as we said last call, Peru — I believe we said last call, Peru is over the halfway mark, performing very well, both jobs performing well against the original estimates and on schedule.

ANDY KAPLOWITZ:	Got you. And you know, when we think about milestones in Peru, is there anything that, you know, we should point to, you know, that we just need to continue to get past to not worry about this project at all? I mean, obviously, it looks like it’s pretty good.

PHIL ASHERMAN:	Yeah, it looks like it’s pretty good.
You know, it’s different from others in that the comparative pricing on those jobs are quite different from, let’s say, South Hook. We were quite eager to see the end of procurement and all of our commitments made, our major deliveries on compressors and major pieces of equipment.

The procurement piece, considering the scale and the size of that job, obviously was a major component of how we were watching that and measuring that job.

CB&I
Moderator: Philip Asherman
October 28, 2008/500 PM ET

We are getting into the next phase, which is a lot of direct labor. We continue to manage that well. It is a camp job. We have several thousand people on site, and other contractors and employees working are living off site, but it is in a different environment, and of course, the labor comparison is around $4 an hour versus $65 in South Hook, but it is a different approach. So it is less of a cost issue, just making sure that the work continues to be organized and meeting the schedule.

ANDY KAPLOWITZ:	Great. If we look at your backlog as it stands today and we look at the margins you just put up in the quarter, I know the business is lumpy, but, you know, when we look out, you know, I think what investors are wondering is the sustainability of, you know, margins even close to these levels over the next several quarters.

How much does the existing backlog that you have now give you confidence? How long could you put up these margins? Let’s say you didn’t book another new award. How long will it last? Do you understand my question?

PHIL ASHERMAN:	Yeah. I think our concern going into the year was when I talked about the change in commercial mix and how that would really influence margins, but more importantly, how that might put pressure on the top line with revenues. As you know, the less risk you have to take on these jobs, the less opportunity there is to earn additional margins. So our concern in that respect was more on that commercial changed environment and how we are going to respond to that and understand the mix of projects we need to execute to grow both on the revenue line, as well as maintain these margins.

We are well into that program in terms of a large number of hybrid contracts, as well as a number of still lump-sum turnkey and then mixed projects, and we haven’t seen any real pressure on margins incrementally, both on the as-sold side and performance side, and I think what we have seen over this year, exclusive of the U.K., is indicative of that, and it is our expectation that those margins will continue into ‘09.

So I think the issue on pricing relative to as-sold had more to do with premium,

CB&I
Moderator: Philip Asherman
October 28, 2008/500 PM ET

risk premiums associated with lump-sum work and the changing commercial environment of more reimbursable and hybrid contracts.

ANDY KAPLOWITZ:	Got you. And one more question, if I could, Phil.

You know, obviously, you are pretty confident that we can get the Cartagena project. I know it’s a big chunk of money here, and so, you know, these projects tend to have a life of their own. What gives you this confidence? Is it just, you know, all the things you explained about how it is needed by the Colombian economy? Is there something else? I mean, have you talked to the customers very recently about it? You know, how are we supposed to get good confidence that it is going to come in early December in a pretty tough environment globally?

PHIL ASHERMAN:	Yeah. Well, we have had a lot of conversations, as you can imagine, with this client because we have dedicated quite a lot of resources in the preliminary engineering phase and certainly have high expectations going into next year as a significant part of our backlog for the U.S., but we still have a tremendous amount of confidence.

I think when I talk about timing, it’s as in any major contract, you know, delayed a couple weeks in terms of the actual signing of the contract, but the project itself has some fairly unique characteristics.

You know, Latin America is continuing to experience the same clean fuels movement that fueled a lot of the infrastructure investment in the U.S. over the past 10 years, which we were a part of.

This REFECAR complex is supposed to meet revised diesel and gasoline sulfur standards by 2011. So there’s some other metrics that both Equa Petrol and Glencore have to meet. Glencore has significant penalties if they don’t meet production dates. So they are certainly motivated to move the job forward, and I think the flexibility of the plan itself to process discount crudes with higher sulfur content and their ability to provide crudes in a region with limited heavy crude processing capacity there, it is one of two refineries in Colombia and, as I said before, the only one on the coast and really geared to the diesel market in Latin America.

CB&I
Moderator: Philip Asherman
October 28, 2008/500 PM ET

So it has got quite, kind of a different profile, if you will, and characteristics of other refinery jobs that we have seen elsewhere in the world. So we are confident. We haven’t heard anything from the owner. They have been working diligently with us. There’s been no interruption of the project whatsoever, and we hope to have this thing signed, as I said, by December.

ANDY KAPLOWITZ:	Thank you very much. I’ll get back in queue.

ANDY PHIL ASHERMAN:	Hey, Andy?

ANDY KAPLOWITZ:	Yes.

PHIL ASHERMAN:	Your associate from last call, Sho Quo, had asked me a question about patents, which I had not gotten back to him on.

ANDY KAPLOWITZ:	Yes, yes.

PHIL ASHERMAN:	I can either give it to you now, or he can call me.

ANDY KAPLOWITZ:	Sure. That’s fine if you have the information.

PHIL ASHERMAN:	Well, he asked me about total patents, and the number is 2,500, including the JVs from our technology group, and I think his question was around duration of these patents.

ANDY KAPLOWITZ:	Yep.

PHIL ASHERMAN:	And generally, over the next three years, you probably get expiration of maybe 3 percent of that number —

ANDY KAPLOWITZ:	Great.

CB&I
Moderator: Philip Asherman
October 28, 2008/500 PM ET

PHIL ASHERMAN:	— over a three to four year period.

ANDY KAPLOWITZ:	That’s great. Thank you very much.

PHIL ASHERMAN:	I hope that helps.

ANDY KAPLOWITZ:	That does.

PHIL ASHERMAN:	Okay.

OPERATOR:	Your next question comes from the line of Martin Malloy with Johnson Rice.

PHIL ASHERMAN:	Hi, Marty.

MARTY MALLOY:	Good afternoon. Could you talk a little bit about your expectations for operating cash flow for the fourth quarter, maybe into next year?

RON BALLSCHMIEDE:	Sure. I think the cash generation side of our business, we would expect to be back on what I will call a “somewhat normal pace,” and you know, that, if you exclude the U.K. projects over the last four quarters, had EBITDA somewhere north of $500 million. So I think from a Q4, no reason to expect at least the incoming cash would look any different than that.

Having said that, we obviously are spending money very heavily to get to the milestones on both of our U.K. projects, and I would expect that we would spend somewhere about around $100 million more than our incoming cash on the collection of getting that work done, together with our normal CAPEX in the quarter and things like that.

So we would expect a negative cash flow for the fourth quarter of around $100 million.

MARTY MALLOY:	Okay. And could you comment a little bit more about opportunities with the Kashagan project and what you see developing there?

CB&I
Moderator: Philip Asherman
October 28, 2008/500 PM ET

PHIL ASHERMAN:	Well, right now, it’s in FEED work. We have been working with these joint venture, joint venture partners for quite a long time. As you know, this project has been around for quite a bit, quite a long time.

I can’t really quantify the total values, but it is substantial, if you assume the development of that much of recoverable reserves. So we expect to be in FEED work with our partners for at least a good portion of the year or perhaps longer, two years perhaps, and then we are looking at there is optional fees for additional fees which they have seen. So there’s post fee, which include the early works and detail engineering and procurement services. There’s technical assistance and design system integrity, a whole lot of technical work that has got to be accomplished over the next couple of years. So it is a long development cycle.

But the value to us and I think is to our joint ventures is, first, just being associated with a world-class project like this, technically, but certainly, there is a lot of work for engineering, engineering offices in Europe which serve as a good baseload of work, similar to what our Nexen work does in London and a lot of the Shell work provides for us in The Hague and elsewhere, and certainly, in engineering businesses, being able to smooth out some of those curves in terms of your forecast is very good. So it’s going to provide that.

So, ultimately, it is going to turn into a major project from engineering and certainly the procurement and construction, and we expect to be part of that.

MARTY MALLOY:	Thank you.

PHIL ASHERMAN:	All right.

OPERATOR:	Your next question comes from the line of Jamie Cook with Credit Suisse.

PHIL ASHERMAN:	Hello, Jamie.

JAMIE COOK:	Hi. Good evening.

CB&I
Moderator: Philip Asherman
October 28, 2008/500 PM ET

My first question, can you guys just comment, you know, what you’re seeing on the labor front, whether you’re still seeing any constraints that we had earlier in the cycle? If so, where, and where is there any easing of labor constraints? And then my second question, can you talk about, you know, when you’re out there bidding from projects, are you seeing any changes in the customer’s behavior in terms of them asking for less — you know, in terms of you guys getting less favorable terms or if you are seeing any change in your competition’s behavior in terms of being more aggressive going after projects?

PHIL ASHERMAN:	All right. Well, let me start with the labor. It’s, as you know, a mixed bag there.

The constraint on labor is probably twofold. One, I think we talked about this earlier in the year and a lot of concern last year when we saw this tremendous demand and the increase in the number of projects, focused primarily on engineering constraints, engineering labor. In absolute terms, I wouldn’t say today, especially with the addition of the Lummus assets, that we’re looking at really any constraints on engineering per se.

We have been able to balance our workload between the talent we have in a variety of offices, combined with some lower cost engineering offices that have more of a commoditized type of design capability there and connect our talent around the world, and I think most, quite a few companies in our industry have similar models. So engineering constraint, despite the pressure, doesn’t seem to be as critical as it might have been going into ‘07.

Direct labor is a concern, not only the availability of direct labor, but certainly the mix and the skills set and the increased cost and risk it’s having on construction projects all around the world.

We have certainly seen it. It is an obvious point that we talk about in Wales, but certainly, the availability of labor in places like Canada and some of the things that Petro-Canada and other companies are doing in Canada to try to mitigate that risk by bringing in some foreign national labor.

CB&I
Moderator: Philip Asherman
October 28, 2008/500 PM ET

Certainly, we see that in even the Middle East where we have a high concentration of labor in the Emirates, in Qatar, and the need for that direct labor that will be apparent soon in Saudi Arabia and Kuwait and some of the places for the major refinery work.

So direct labor is going to continue to be an issue, not just on the availability, but it is going to continue, we believe, to rising costs. You know, we are doing things to try to mitigate in terms of preassembled modules and other methods like that, but in general, that is probably one of the greatest risks I think contractors are facing around the world.

The advantage I believe that CB&I has in that model is that we have got a history of direct hiring of labor around the world, and when we see the pressures that this issue is having not just on us, but on companies and subcontractors that perhaps can’t handle the risks associated with a lot of the direct labor, we are seeing opportunities to direct-hire in more and more locations.

So, regardless of the contractual terms that you may have on these projects, direct labor I think will continue to be an issue to be dealt with for quite a few years.

JAMIE COOK:	And then the second question?

PHIL ASHERMAN:	Behavior. I’m sorry. You had two. It was a two-part question, Jamie. Sorry.

The behavior, first, as on the owners, no, we haven’t seen any different behavior from major owners, and again, as we have talked about before, I think it bears watching, there is an interesting dynamic relative to national oil companies and international oil companies as they look to monetize developments in both oil and gas and their respective roles, and the reason that gets important for contractors, obviously, is because, over the years, contractors have probably been more seriously marginalized in places like the Middle East with national oil companies relative to their profits than perhaps in other locations where international oil companies may see a different kind of value in long-term relationships and developing technical capabilities and expertise in partnership with contractors.

CB&I
Moderator: Philip Asherman
October 28, 2008/500 PM ET

So I don’t know if that’s a different behavior, but I think it certainly is a dynamic that we have to be very mindful, especially as these major projects are being tendered in places like the Middle East and elsewhere. So knowing who your customer is on all these major projects is going to be critical, but we haven’t seen any behavior. We haven’t seen any incremental reduction in as-sold margin levels. We have still seen a reasonable intent for owners, which they may not always like that, but to have more of a risk-sharing attitude in our contracts.

As far as the competition, I think in our steel plate structure business, for example, as work has increased in places like the Middle East, we see competitors who have raised essentially the competitive threshold for projects. In other words, where a few years ago we were very competitive on projects, around the $20 million range, that threshold has probably risen to $50 million plus, and it is probably much higher than that, simply because competitors have strengthened in that market and are able to do larger and larger projects, and I think you will see that continue.

We haven’t really seen any real new entrants into our markets. It’s still concentrated with contractors that have particular expertise in refining LNG and offshore and so forth. So the experience on the résumés are still very meaningful to our owners in terms of the competition.

JAMIE COOK:	And then, sorry, one last question, and I know it is not a meaningful part of your business, but, I mean, at some point, it could be.

Can you talk about — I mean, you mentioned some awards on the nuclear side. You’re much closer to the customers, what you’re hearing there, because there is obvious concerns, you know, advancing of these projects, if it is going to go forward. We’re hearing about utilities cutting CAPEX.

PHIL ASHERMAN:	Yeah. We try to keep our ear very close to that. We have been fairly modest in

CB&I
Moderator: Philip Asherman
October 28, 2008/500 PM ET

terms of our outlook for our role in nuclear. Again, we see our advantage to being a company that can provide those components of the projects, which the technology providers typically don’t export, and they tend to be more, I’ll say, blue-collar fabrication, installation of containment vessels and other steel structures around the reactor. So that hasn’t really changed.

We are encouraged by the continuing orders we are getting from Westinghouse. We have ongoing dialogues with other technology providers for the same type of scope, but we are watching that very carefully. Obviously, we will see how the politics this year influences that continued investment.

We have not seen any cancellation of orders or retreating from that, but again, we are farther downstream than some of our other competitors who are looking at engineering, more engineering than certainly we would be a part of.

JAMIE COOK:	All right. Thanks. I’ll get back in queue.

PHIL ASHERMAN:	All right. Thanks, Jamie.

OPERATOR:	Your next question comes from the line of Scott Levine with JPMorgan.

PHIL ASHERMAN:	Hello, Scott.

SCOTT LEVINE:	Good afternoon, Phil.

On Asia Pacific, we saw revenue ease off a little bit from last quarter and the margin ease off a little bit. I’m not sure, Ron, if you had addressed this in the opening remarks. Anything kind of going on there, or is that just kind of a steady run rate to kind of think of here in the near term? Are any individual projects coming on or currency, what have you?

PHIL ASHERMAN:	Yeah. That tends to be pretty lumpy. You know, it includes Australia, as well as Northern Asia, very little in Southeast Asia. If you really want to get discreet on that, we have a couple of smaller projects in Thailand, some ongoing

CB&I
Moderator: Philip Asherman
October 28, 2008/500 PM ET

maintenance work in a large refinery there.

We just finished a fairly large capital project that I mentioned in Fujian for CNOOC. Again, I expect that we will get involved in expansion early next year, not quite as high value, but certainly a good piece of work, and that tends to be how it goes for us in Asia.

RON BALLSCHMIEDE:	We just wrapped up, pretty much wrapped up Train 5 from one side at this point in time, waiting for the hopeful expansion of their aggressive build category. We are working on the Pluto tanks, as we speak, but hopefully, more awards will come this or next year on that next step.

PHIL ASHERMAN:	If you look at the historical returns we have had from Asia Pacific, they tend to be somewhat thin and fairly opportunistic. You really have to take out those opportunistic projects in North Asia, China, and a lot of steel plate structure work for a variety of owners throughout Australia, and then Woodside has tended to be the flywheel there, but a very continuous one since for the last 14 years.

So, as Ron said, we started doing the first early scope of work on the tank work on Pluto and are hopeful that they will finish their plans and start contracting work, if not by the end of the year, certainly in first half of next.

SCOTT LEVINE:	Great. And it sounds like, you know, on the LNG side, you know, the regas project, two to three years, the liquefaction a little bit longer, but could you remind us, roughly speaking, of what the typical burn rate or project duration is in both your steel plate and process sides of the business?

PHIL ASHERMAN:	Yeah. On the LNG business or just typical project durations on the other two segments?

SCOTT LEVINE:	On the other two. On the other two.

PHIL ASHERMAN:	I would say that typical — and I hate to use generalizations on any projects, but you are looking at a difference, for example, on a LNG regas of around 30, 32 to

CB&I
Moderator: Philip Asherman
October 28, 2008/500 PM ET

35 months in total duration versus an 18 to 22 months on a typical refinery expansion that we do in the U.S.

Steel plate structures, they could run anywhere from four months to a year, depending on the size and the number of tanks, but the book and burn, obviously, is much quicker on the steel plate structure. The recognition of revenues is much quicker, and as long as we get the pricing right on the steel and have good visibility in that market, that is a great baseload of business, and it is one that we certainly are seeing growing, especially in our international markets. So, you know, just as I say that, there’s some fairly large crude terminals and tank farms in the Middle East which value in the hundreds of millions of dollars. So that will kind of skew all those numbers I just gave you, but generally, our singles and our doubles that we’re hitting, as we saw on this quarter, is in that area.

SCOTT LEVINE:	Okay. And one last one, you know, you mentioned a few quarters back that you were seeing customers gravitate toward embracing more of a cost-plus, risk-sharing type of contract structure. Just given the volatility in commodity prices and material prices, do you see any possibility or are you seeing customers shift, or do you anticipate customers shifting their contract, contractual, structural preferences, you know, as we kind of move into maybe a slower phase here in the global economy?

PHIL ASHERMAN:	“Embracing” may not be a word I would use with that. It would be, certainly, reluctant embracing if you had to characterize it that way.

I would say it’s more of a balance, and it’s driven by the economics. When you look at the risk premiums associated with fixed-price work in conjunction with what we saw, 60-percent increases in the supply market, that stressed a lot of the economics, especially on some of the smaller jobs, so I think, reluctantly, probably more than embracingly, looked at different kinds of work. And that’s probably true across the board.

I think also owners certainly see the constraints, as I mentioned to Jamie about direct labor, and as these projects get longer in durations, some of the volatility in

CB&I
Moderator: Philip Asherman
October 28, 2008/500 PM ET

the direct labor market just can’t be anticipated in a price tender situation, and the risk has to reside somewhere. So, typically, most owners look at how to work through those issues, as opposed to just try to anticipate final cost of that.

So it is a mix of things. You know, I don’t want to give the impression that we are swinging the pendulum one way or the other. We are looking for the right balance of mix, and I think that balance of mix will be the right number of reimbursable projects in the markets that are appropriate for that kind of work, but we don’t want to lose the opportunity for the premium amounts associated with the work that we can really be efficient in and get a better return on. So that would be really the key to how we see our changing mix going forward.

SCOTT LEVINE:	Fair enough. Thanks.

PHIL ASHERMAN:	Okay, Avi.

OPERATOR:	Your next question comes from the line of Avi Fisher with BMO Capital Market.

AVI FISHER:	Hi. Thanks for taking my question.

PHIL ASHERMAN:	Sorry, Avi. I just called Scott “Avi.”

AVI FISHER:	That’s okay.

PHIL ASHERMAN:	I appreciate you calling in. Okay.

AVI FISHER:	Just two accounting questions. Did you mention what the backlog was at Lummus/EPC, backlog and revenues at Lummus/EPC?

RON BALLSCHMIEDE:	We don’t track that separately. When we acquired them, that was about a 60/40 split. So it was about a billion dollars worth of backlog when we acquired them —

AVI FISHER:	Right.

CB&I
Moderator: Philip Asherman
October 28, 2008/500 PM ET

RON BALLSCHMIEDE:	— and 60 percent of that would have been EPC. It doesn’t vary that much. That is primarily a service business and some material passing through their books, but not a lot.

So, I don’t have that number off the top of my head, but I don’t have any reason to believe it wouldn’t be about the same number.

AVI FISHER:	Okay. I’m not sure if you mentioned this, and I’m sorry if I missed it, but did you mention when you expected to be back to work at Golden Pass?

PHIL ASHERMAN:	We did not. We are working down there now. There were some parts of Golden Pass that could continue. The marine works, for example, continued and wasn’t affected by the hurricane. We are also able to pour some, continue to pour some foundations, some of the concrete work, but other than that — and that probably takes a couple hundred people on site and a small team working in the home office with the owner during the assessment. Right now, we haven’t made any estimates on schedule impact.

AVI FISHER:	I mean, could that be a first half ‘09 event?

PHIL ASHERMAN:	We would be hopeful. We would be hopeful. A lot of this is contingent on the equipment and the materials that we are going to have to replace and the delivery times associated with that. Again, until we really get into that and start charting that against the schedule, it’s difficult to make an estimate at this point, but we would be hopeful it would be certainly within months.

AVI FISHER:	Okay. Is some of the — I hate to ask leading questions, but is some of the benefit in margins in North America or the increase, sequential increase in margins in North America because of the deferral of Golden Pass?

RON BALLSCHMIEDE:	Not anything notable. The hurricane blew through on September 13th. So we didn’t do any work post that date. So that Golden Pass revenue was run $125 million a quarter. So one-sixth of that, if you will, probably was in there, but they

CB&I
Moderator: Philip Asherman
October 28, 2008/500 PM ET

still were working pretty hard in the first two and a half months of the third quarter. Obviously, there will be minimal revenue from that site in Q4.

AVI FISHER:	And when you restart, should we expect margins to come down a little bit in North America, since it is a lower margin project at this point?

RON BALLSCHMIEDE:	Yeah. I think it’s all about mix at that point in time. I think that it’s to the extent how fast we can restart, when if we will be able to get kind of the full contingent that we had before the hurricane at some point in time, but that job will continue to be a profitable job but less profitable than the rest of the work in the United States or North America, so some diminished margin on an overall basis.

AVI FISHER:	Okay. And most of my questions have been answered. Just one more. The nuclear container work — and I know, obviously, it is a long cycle — can you talk a little bit about the contract structures of that work? Is it structured the same as steel tank work or the elephant LNG projects where the client pays ahead of the work or it is not on you balance sheet, it is on their balance sheet?

PHIL ASHERMAN:	That’s right, all the above.

You know, probably, the best way to look at it is we’re probably more in the position of a supplier as a traditional contractor. It’s different in that respect. They have an overall order for containment vessels, and as they are ready to release them, they release us to start engineering and procurement and planning, before we get into the fabrication and construction. So it is a fairly long cycle, but again, the structure of that is more as a supplier and a work release basis than a bid tender as a contractor.

AVI FISHER:	And are they going to be cash flow — are they going to be structured as cash flow-positive contracts, as are your elephant LNG projects?

PHIL ASHERMAN:	All our work is structured to be cash flow-positive.

AVI FISHER:	Okay.

CB&I
Moderator: Philip Asherman
October 28, 2008/500 PM ET

PHIL ASHERMAN:	We certainly intend to continue that.

RON BALLSCHMIEDE:	And similar to other steel plate structures on the nuclear work, we are not going to take any significant material risk on those projects.

AVI FISHER:	And when you say not material risk, I assume that means in terms of price also, as well as schedule of the material? I understand there might be some constraints in getting the nuclear material, the steel for nuclear containment vessels.

RON BALLSCHMIEDE:	Well, that’s why we are getting releases at this point in time to make sure that we can procure that material and, you know, get it because they do have long lead times, but we are getting in line with those providers.

AVI FISHER:	Okay. Thank you. Appreciate it.

PHIL ASHERMAN:	Thank you.

OPERATOR:	Your next question comes from the line of John Rogers with D.A. Davidson.

JOHN ROGERS:	Hi. Good afternoon. Just a couple of things, just to clarify. I think, Phil, you talked a little bit about potentially some benefits from lower materials and commodity prices. How much of your backlog you don’t have — where you don’t have those prices already fixed? And maybe just further on that, at this point, what portion of the backlog is fixed price versus cost-plus work?

PHIL ASHERMAN:	Well, obviously, the exposure would be on the fixed-price work, primarily in the smaller jobs where we have quick deliveries and quicker book and burn on steel plate structures around the world.

Let me just give you some general metrics that might help you. I think I had talked about in last quarter, we purchase probably 180,000 tons of carbon steel a year and probably 9,000 10,000 tons of 9 percent nickel. We looked at

CB&I
Moderator: Philip Asherman
October 28, 2008/500 PM ET

the remaining spend we had for the remainder of the year, especially after the first quarter when one of the major steel producers came out with a surcharge per ton that was fairly significant. So we looked at our potential exposure relative to escalation and contingency and found that it was really nominal, that our escalation remaining contingency is not a lot of risk in the overall backlog, considering what we were going to spend for the rest of the year, which I think at that time was in the neighborhood of $200 and some-odd million dollars, but it’s uncommitted.

So it is, you know, roughly around $2.5 billion of spend for steel and materials and so forth during the year on average. So those are the kind of numbers we’re talking about.

What we have seen in this latest decrease in steel prices and inspected virtually all the other supply markets is better supply. We have had a number of mills reduce their price per ton fairly significantly, and we have enjoyed recently a fairly good access to that steel market.

So I wouldn’t go as far as saying that translates into a buy-down opportunity for us because I think there’s still a lot of volatility in that market, and as I said, we have seen some stability in all those prices, whether it be commodities, nickel, zinc, copper, as well as the plate steel, and we think that will probably — and again, we are not speculating, but what we look at, we think that will probably straight-line fairly stable into mid next year. So we watch that very carefully, but I am cautious about saying that this is going to be long term, simply because of our recent history in the last few years and the volatility of those markets.

JOHN ROGERS:	And then the portion of the backlog at this point, which is fixed versus —

PHIL ASHERMAN:	Yeah. As we go forward, we are going to try to be very, very clear about the terminology here because, when we talk about lump-sum turnkey, obviously that is a different definition than just fixed price or the hybrid contracts, and that is how we look at our work, but clearly, lump-sum turnkey continues to be — I don’t know — probably half of our work right now.

CB&I
Moderator: Philip Asherman
October 28, 2008/500 PM ET

RON BALLSCHMIEDE:	Probably a little less. It’s primarily steel plate structure work around the globe, and that runs 20 to 30 percent, depending on which quarter we are talking about.

PHIL ASHERMAN:	I think where we are going to end up, like I said, by the end of next year, on a purely fixed-price, lump-sum turnkey basis is probably around 30 to 35 percent of our total backlog, with the remainder being some form of mix of reimbursable and fixed-price work.

JOHN ROGERS:	Okay. And one more question, if I could. In terms of what you are hearing on the smaller job, prices for a bit more of the energy products comes down or maybe some pressure comes off. Are you seeing customers talk about picking up on maintenance-type projects, or are they talking about deferring that work?

PHIL ASHERMAN:	Maintenance isn’t a big, big part of our backlog.

JOHN ROGERS:	But I mean turnaround.

PHIL ASHERMAN:	Yeah. We’ve done turnarounds. We do that work on request, but for us, we really haven’t dedicated a lot of resources. That tends to be on the lower end of the chain as far as margin potential. You have to run a lot of volume to really do that work. So I am probably not the best one to ask about that because we just don’t do much, purely contract maintenance or maintenance-type work in these plants.

JOHN ROGERS:	Thank you.

RON BALLSCHMIEDE:	Between U.S., with the limited labor force out there, to gear up some of those things.

PHIL ASHERMAN:	Thank you, John.

JOHN ROGERS:	Thank you.

CB&I
Moderator: Philip Asherman
October 28, 2008/500 PM ET

OPERATOR:	At this time, we have reached the allotted time for questions. Gentlemen, do you have any closing remarks?

PHIL ASHERMAN:	I do. Just in summary, two principal things from which I derive my confidence, the talent of our people and certainly the strength of our end markets. We stand on a reputation to execute several hundred projects yearly, spanning every continent and in virtually every segment of the energy business.

Now, I know our industry is facing unique challenges, and we will need to continue to work hard to regain investor confidence, but as I travel the world to Mumbai, Singapore, Beijing, Australia, South America, it is absolutely evident that demand for the expertise that CB&I brings to the table continues to be very strong, and I have no doubt that as long as we relentlessly dedicate ourselves to meeting our commitments to all of our stakeholders, whether it be our shareholders, our employers, and our customers, we will continue to have all the attributes you associate with being an industry leader.

Thank you for your time today.

OPERATOR:	This concludes today’s conference call. You may now disconnect.

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